Exhibit 10(iii)A(82)

AMENDMENT No. 1

TO

ACUITY BRANDS, INC

AMENDED AND RESTATED SEVERANCE AGREEMENT

THIS AMENDMENT made and entered into as of the 28th day of October, 2009, by and between ACUITY BRANDS, INC. (the “Company”) and C. DAN SMITH (“Executive”);

W I T N E S S E T H

WHEREAS, the Company and Executive entered into a Severance Agreement, dated as of November 21, 2008 (“Severance Agreement”), providing for the payment of certain compensation and benefits to Executive if Executive’s employment is terminated under certain circumstances; and

WHEREAS, the parties now desire to amend the Severance Agreement in the manner hereinafter provided;

NOW, THEREFORE, the Severance Agreement is hereby amended, as follows:

1.

Section 4.2 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“4.2	Annual Bonus; Accrued Vacation. Executive shall be paid an amount equal to the greater of (i) 60% of employee’s gross salary, multiplied by a fraction (the “Pro Rata Fraction”), the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Termination and the denominator of which is 365, or (ii) the annual incentive bonus that would be paid or payable to Executive under the Incentive Plan based upon the Company’s actual performance for such fiscal year, multiplied by the Pro Rata Fraction. The bonus amount determined pursuant to Section 4.2(i) shall be paid to Executive within thirty (30) days after the Executive’s Date of Termination and any additional amount payable pursuant to Section 4.2(ii) shall be payable at the same time as bonuses are payable to other executives under the Incentive Plan. “Incentive Plan” shall mean the Acuity Brands, Inc. Management Compensation and Incentive Plan for the fiscal year in which the Executive’s Termination of Employment occurs. Terms used in this Section 4.2 shall have the meaning ascribed them in the Incentive Plan. The bonus amount determined pursuant to this section shall be subject to withholding of all applicable taxes. In the event Executive becomes entitled to a bonus under this Section 4.2 and under the Incentive Plan in connection with a change in control (as defined in the Incentive Plan), Executive shall be entitled to receive whichever bonus amount is greater and Executive shall not receive a duplicate bonus for the same fiscal year (or portion of a fiscal year).

Executive shall be paid an amount equal to Executive’s accrued but unused vacation (determined in accordance with Company policy) as of his Date of Termination. The amount shall be paid within thirty (30) days after the Executive’s Date of Termination (subject to withholding of all applicable taxes).

2.

This Amendment to the Severance Agreement shall be effective as of the date of this Amendment. Except as hereby modified, the Severance Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

EXECUTIVE

/s/ C. DAN SMITH
C. DAN SMITH